April 1, 2004

VIA OVERNIGHT MAIL



Greg Azcuy                                 Gail Aguilar
Chief Executive Officer                    Chairman of Audit Committee
Storage Engine, Inc.                       Storage Engine, Inc.
One Shelia Drive                           12225 Watsonville Road
Tinton Falls, NJ  07724                    Gilroy, CA  95020

Dear Messrs:

This is to confirm that the client-auditor relationship between Storage Engine, Inc. (formerly known as ECCS, Inc.) (the "Company"), Commission File Number 0-21600, and Amper, Politziner & Mattia, P.C. has ceased on March 5, 2004. We have read the Form 8-K that the Company intends to file and agree with the contents as it relates to Amper, Politziner & Mattia, P.C.

Sincerely,

/s/ Amper, Politziner & Mattia, P.C.



cc:  William J. Thomas
     Hale & Dorr, LLP
     650 College Road East
     Fourth Floor
     Princeton, NJ  08540